Exhibit 99.1

Pulse Biosciences, Inc. Announces First Enrollments in Feasibility Study for the Treatment of Malignant Thyroid Tumors with nPulse™ Technology

HAYWARD, California. [Business Wire]– March 12, 2026. Pulse Biosciences, Inc. (Nasdaq: PLSE), developer of the novel nPulse™ technology using its proprietary Nanosecond Pulsed Field Ablation™ (nanosecond PFA or nsPFA™) energy, today announced first patient enrollments in the multi-center first-in-human feasibility study of the Company’s nPulse™ Vybrance™ Percutaneous Electrode System for treatment of T1N0M0 papillary thyroid microcarcinoma (PTM), a small, slow-growing, and most common form of thyroid cancer. The initial procedures were successfully completed at Sarasota Memorial Health Care System in Sarasota, Florida, and The University of Texas MD Anderson Cancer Center in Houston, Texas.

The multicenter, prospective feasibility study is designed to evaluate the safety and effectiveness of the nPulse™ Vybrance™ Percutaneous Electrode System in treating papillary thyroid cancer tumors less than 1.5 cm in size. A total of 30 patients are planned for enrollment between two study sites. The first patient was enrolled and treated by Ralph P. Tufano, MD, Director of the Multidisciplinary Thyroid and Parathyroid Center at Sarasota Memorial, while two subsequent cases were completed by Principal Investigator, Dr. Victoria Banuchi, Associate Professor of Head & Neck Surgery at UT MD Anderson. The system previously received U.S. Food and Drug Administration (FDA) 510(k) clearance for the ablation of soft tissue and is now being evaluated under an Investigational Device Exemption (IDE) specifically for thyroid cancer applications.

"Enrolling our first patient marks an important initial milestone in potentially expanding treatment options for patients with low-risk thyroid cancer," said Dr. Tufano. "Findings from this study may help determine whether nsPFA technology could offer a safe and effective alternative to surgery or serial surveillance for select patients by providing a minimally invasive, nonthermal approach that spares critical surrounding structures."

“We believe the nonthermal mechanism of action of nsPFA positions our nPulse technology as a potential treatment option for both benign and malignant thyroid tumors,” said Paul LaViolette, Co-Chairman and CEO of Pulse Biosciences. “Commencing these first-in-human feasibility cases in collaboration with world-class institutions like UT MD Anderson and Sarasota Memorial is an important initial step and is consistent with our mission to rigorously generate data and demonstrate the potential to improve patient outcomes and provide clinicians with more precise, tissue-sparing tools for minimally invasive treatment applications.”

About the Company’s nPulse Vybrance Percutaneous Electrode System

The Company’s nPulse Vybrance Percutaneous Electrode System consists of a percutaneous needle electrode for use with the Company’s proprietary nPulse Console. The novel electrode is designed to harness and deliver the key advantages of nsPFA energy, enabling precise, nonthermal removal of cellular tissue without damage to noncellular structures or inducing thermal necrosis. The system has received U.S. Food and Drug Administration (FDA) 510(k) clearance for use in the ablation of soft tissue in percutaneous and intraoperative surgical procedures. This proprietary system is designed for non-cardiac applications.

About Pulse Biosciences®

Pulse Biosciences is a novel bioelectric medicine company committed to health innovation that has the intention as well as potential to improve the quality of life for patients. The Company’s proprietary nPulse™ technology delivers nanosecond pulses of electrical energy to non-thermally clear cells while sparing adjacent noncellular tissue. The Company is actively pursuing the development of its nPulse technology for use in the treatment of atrial fibrillation and in a select few other markets where it could have a profound positive impact on healthcare for both patients and providers, such as surgical soft tissue ablation.

Pulse Biosciences, nPulse, Vybrance, CellFX, Nano-Pulse Stimulation, NPS, nsPFA, CellFX nsPFA and the stylized logos are among the trademarks and/or registered trademarks of Pulse Biosciences, Inc. in the United States and other countries.

Forward-Looking Statements

All statements in this press release that are not historical are forward-looking statements, including, among other things, statements relating to the effectiveness of the Company’s nPulse technology and its nPulse Vybrance Percutaneous Electrode System to ablate soft tissue with limited scarring or fibrosis and while sparing critical anatomical structures like nerves and vessels, statements concerning the Company’s expected product development efforts, including prospects for fully enrolling future clinical studies of its nPulse Vybrance Percutaneous Electrode System as a treatment for papillary thyroid microcarcinoma, statements concerning customer adoption and future use of the nPulse System to address a range of conditions such as symptomatic benign thyroid nodules, statements concerning whether nsPFA technology will improve patient outcomes and provide clinicians with more precise, tissue-sparing tools for minimally invasive treatment applications, Pulse Biosciences’ expectations, whether stated or implied, regarding its future clinical studies and regulatory submissions, and other future events. These statements are not historical facts but rather are based on Pulse Biosciences’ current expectations, estimates, and projections regarding Pulse Biosciences’ business, operations and other similar or related factors. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and other similar or related expressions are used to identify these forward-looking statements, although not all forward-looking statements contain these words. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond Pulse Biosciences’ control. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described in Pulse Biosciences’ filings with the Securities and Exchange Commission. Pulse Biosciences undertakes no obligation to revise or update information in this release to reflect events or circumstances in the future, even if new information becomes available.

Investor Contact:
Pulse Biosciences, Inc.
Jon Skinner, CFO
IR@pulsebiosciences.com

Or

Gilmartin Group

Philip Trip Taylor

415.937.5406

philip@gilmartinir.com